Exhibit 10.1

FIRST AMENDMENT

TO

ZENITH NATIONAL INSURANCE CORP.

2003 NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Zenith National Insurance Corp., a Delaware corporation (the “Company”), hereby amends the Zenith National Insurance Corp. 2003 Non-Employee Director Deferred Compensation Plan (the “Plan”), effective December 2, 2004, with reference to the following:

WHEREAS, the Company maintains the Plan for the benefit of its non-employee directors; and

WHEREAS, Section 10.7(a) of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places restrictions as to the timing of distributions from nonqualified deferred compensation plans; and

WHEREAS, the Board desires to amend the Plan to comply with Section 409A of the Code.

NOW THEREFORE, Section 10.7(b) of the Plan is hereby amended and restated in its entirety as follows:

Notwithstanding the foregoing paragraph or any other provision in this Plan to the contrary, the Board may terminate the Plan at any time.  Upon termination of the Plan, Benefits shall not be distributed earlier than otherwise due to Participants in accordance with the terms of the Plan and applicable Deferred Compensation Agreements.  Any amounts not distributed after payment in full of all Benefits hereunder shall revert to the Company.

IN WITNESS HEREOF, the Company has executed this First Amendment to the Plan effective as of the date written above.

ZENITH NATIONAL INSURANCE CORP.

by:	/s/ Stanley R. Zax
Stanley R. Zax
President and Chairman of the Board